EXHIBIT 99.1

Northwest Bancorporation, Inc. Recognized at National Level

SPOKANE, Wash., March 29, 2004 (PRIMEZONE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President & CEO Randall L. Fewel announced its subsidiary company, Inland Northwest Bank, received the 2003 Portland Award from SunTrust Mortgage, Inc.

SunTrust Mortgage officials evaluate mortgage companies nationwide, weighing the level of customer service provided by the company, the percentage of loans made within a rate lock period, the quality of loans originated, the underwriting of loans and finally the timeliness of the loan process on an annual basis.

Of the 764 different banks and companies SunTrust buys mortgages from, Inland Northwest Bank was selected to receive the Portland Award for 2003, the first company in the Northwest region to receive this award in over ten years.

Inland Northwest Bank has had a correspondent relationship with SunTrust Mortgage since 1999. "Inland Northwest Bank is extremely proud to receive this prestigious award from SunTrust Mortgage, Inc.," commented Inland Northwest Bank President & CEO, Randall Fewel.

In 2003, Inland Northwest Bank assisted 483 families in purchasing or refinancing homes, resulting in the injection of $61 million into the Spokane and Kootenai county communities. "For INB to be named their (SunTrust Mortgage) number one correspondent in the entire country for 2003 is a real tribute to the people in our Mortgage Department who work so hard to consistently deliver outstanding service to our home mortgage customers," Fewel added.

SunTrust Mortgage, Inc. with $125.4 billion in assets at December 31, 2003, is one of the largest and strongest financial holding companies in the country. SunTrust Mortgage created the Portland Award as a method to recognize key partnerships with valued customers. The name derived from SunTrust's first recipient, the Portland Mortgage Company. SunTrust Mortgage officials presented Inland Northwest Bank with the 2003 Portland Award at the Bank's March board meeting.

About Inland Northwest Bank

Inland Northwest Bank, headquartered in Spokane, Washington, is a subsidiary company of Northwest Bancorporation Inc. Founded in 1989, Inland Northwest Bank now operates nine branches in Spokane and Kootenai Counties. Total assets have grown from less than $4 million to over $200 million during that period. Its primary business is in gathering deposits and extending loans primarily to small and medium sized businesses in the immediate market area. Inland Northwest Bank employs five loan representatives in the Mortgage Department. For more information on Inland Northwest Bank, visit www.inb.com.

About SunTrust Mortgage, Inc.

SunTrust Banks, Inc., headquartered in Atlanta, Georgia, is one of the nation's largest commercial banking organizations. As of December 31, 2003, SunTrust had total assets of $125.4 billion and total deposits of $81.2 billion. The company operates through an extensive distribution network primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia and also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the company provides credit cards, mortgage banking, insurance, brokerage and capital markets services. SunTrust's Internet address is www.suntrust.com.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel
          President and CEO
          (509) 456-8888